Exhibit 10.2

CARRIER ENTERPRISE CANADA (G.P.), INC.

SHAREHOLDERS’ AGREEMENT

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions	2
1.2	Rules of Construction	6
1.3	Time of Essence	7

ARTICLE 2
ORGANIZATIONAL MATTERS

2.1	Business of the Corporation	7
2.2	Filings	7
2.3	Interested Transactions	7
2.4	Review of Corporate Records	8
2.5	Registered Office	8
2.6	Principal Place of Business	8

ARTICLE 3
BOARD OF DIRECTORS

3.1	Authority of the Board	8
3.2	Composition of the Board	8
3.3	Resignation and Removal	9
3.4	Compensation	10
3.5	Meetings of the Board	10
3.6	No Exclusivity of Duty to Corporation	12
3.7	Equity Plans	12

ARTICLE 4
OFFICERS

4.1	Appointment and Removal of Officers	12
4.2	Chairman of the Board	13
4.3	President	13
4.4	Chief Financial Officer	13
4.5	Vice Presidents	13
4.6	Secretary	13
4.7	Authority and Duties of the Officers	13

ARTICLE 5
SHAREHOLDERS

5.1	Power of Shareholders	14
5.2	Other Activities	14
5.3	Actions Requiring Approval of the Requisite Shareholders	15
5.4	Meetings of Shareholders	18

5.5	Proxies	19
5.6	No Liability	19
5.7	Nature of Obligations between Shareholders	20
5.8	Non-Solicitation	20
5.9	Representations and Warranties of Shareholders	20

ARTICLE 6
SHARES

6.1	Initial Shareholdings	21
6.2	Certificates	21

ARTICLE 7
BOOKS AND RECORDS; TAX MATTERS

7.1	Books and Records	22
7.2	Reporting Requirements	22
7.3	Financial Information	23

ARTICLE 8
TRANSFER OF SHARES

8.1	Transfer of Shares	23

ARTICLE 9
INDEMNIFICATION
9.1	Liability for Certain Acts	25
9.2	Indemnification	25

ARTICLE 10
MISCELLANEOUS

10.1	Acknowledgement by the Corporation	27
10.2	Further Assurances	27
10.3	Notices	28
10.4	Termination	29
10.5	Confidentiality	29
10.6	Dispute Resolution	30
10.7	Headings	31
10.8	No Third Party Beneficiaries	31
10.9	Extension Not a Waiver	31
10.10	Advice and Construction	31
10.11	Specific Performance	32
10.12	Severability	32
10.13	Assignment	32
10.14	Entire Agreement	32
10.15	Amendment	32
10.16	Counterparts	33

10.17	Successors and Assigns	33

SCHEDULES:

SCHEDULE A - FORM OF ASSUMPTION AGREEMENT (Section 8.1(d)(iii))

SCHEDULE B - SHAREHOLDERS

SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT made as of the 27th day of April, 2012,

B E T W E E N:

CARRIER ENTERPRISE CANADA (G.P.), INC.,

(hereinafter referred to as the “Corporation”),

- and -

WATSCO INTERNATIONAL, LLC,

(hereinafter referred to as “Watsco”),

- and -

CARLYLE SCROLL HOLDINGS, INC.,

(hereinafter referred to as “Carrier”),

- and -

Each other Person who becomes a Shareholder

in accordance with the terms of this Agreement.

RECITALS

A. The Corporation has been incorporated under the Act.

B. The authorized capital of the Corporation consists of an unlimited number of common shares, of which one hundred (100) are issued and outstanding.

C. Carrier is the registered and beneficial owner of forty (40) common shares in the capital of the Corporation and Watsco is the registered and beneficial owner of sixty (60) common shares in the capital of the Corporation.

D. Carrier and Watsco wish to establish their respective rights and obligations in respect of the shares of the Corporation now or hereafter owned by them, the management and control of the Corporation and other matters set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions

Where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings:

“Act” means the Business Corporations Act (New Brunswick) as it may be amended or replaced from time to time;

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to substantially direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as director or manager, as trustee or executor, by contract or credit arrangement or otherwise, and for the avoidance of doubt, neither Watsco (or its ultimate parent entity) nor any of its (or its ultimate parent entity’s) Subsidiaries (other than, if applicable, the Partnership, the Corporation and any of their respective Subsidiaries) shall be deemed an Affiliate of a Carrier Holder for any purpose hereunder, and neither Carrier (or its ultimate parent entity) nor any of its (or its ultimate parent entity’s) Subsidiaries (other than, if applicable, the Partnership, the Corporation and any of their respective Subsidiaries) shall be deemed an Affiliate of a Watsco Holder for any purpose hereunder;

“Ancillary Agreements” has the meaning set forth in the Asset Purchase Agreement;

“Approved by,” “Approval of,” “Consent of,” “Determined by,” or any equivalent, each mean, with respect to the Board, approval or consent of the Board as set forth in Section 3.5(f), and with respect to the Shareholders, approval or consent of the Shareholders as set forth in Section 5.4(f);

“Articles” means the articles of incorporation of the Corporation;

“Asset Purchase Agreement” means the asset purchase agreement dated March 13, 2012 between Watsco, Inc., Watsco Canada, Inc., UTC Canada Corporation and the Partnership;

“Board” means the board of directors of the Corporation;

“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in the Province of Ontario, State of Florida or State of Connecticut, on which commercial banks in Toronto, Ontario, Miami, Florida and Farmington, Connecticut are open for business;

“Carrier Deciding Shareholder” means Carrier or, if Carrier has Transferred its Shares to a Permitted Transferee in accordance with the terms of this Agreement, its Permitted Transferee;

“Carrier Holders” means Carrier and any direct or indirect wholly-owned Subsidiary of Carrier’s ultimate parent entity that is a Transferee of Shares pursuant to Section 8.1(c);

“Carrier Scale-Down Partnership Interest” has the meaning set forth in Section 3.2(a);

“Confidential Information” has the meaning ascribed thereto in Section 10.5;

“Covered Person” has the meaning ascribed thereto in Section 9.2(a);

“Director” means a Person who is listed as a director of the Corporation in this Agreement, or who becomes a substituted or additional director of the Corporation as herein provided and who is listed as a director in the books and records of the Corporation;

“Dispute” has the meaning set forth in Section 10.6(a);

“Entity” means any corporation, partnership, limited liability company, unincorporated association, joint venture, firm and any other organization, association or other entity, and any trust or estate;

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year;

“Fiscal Year” means (i) the period commencing on the date of this Agreement and ending on December 31, 2012, or (ii) any subsequent 12-month period commencing on January 1 and ending on December 31;

“GAAP” has the meaning set forth in Section 7.1(a);

“Governmental Authority” shall mean any nation or country (including Canada and the United States) and any commonwealth, province, territory, municipality or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, tribunals, ministries or other instrumentalities.

“HVAC/R Products” means heating and cooling products, systems, equipment, components, accessories and parts, and brands thereof, in each case to the extent identified as “Products” in any of the distributor agreements between the Partnership and Carrier (or any of its Affiliates from time to time);

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures, (iii) capitalized leases classified as indebtedness of such Person under GAAP, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities), (vi) any indebtedness of another Person referred to in clauses (i) through (v) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, (vii) any indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or encumbrance on property (including, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (viii) the maximum amount of all direct or contingent obligations of such Person with respect to letters of credit, bankers’ acceptances, bank guaranties, surety bonds or similar facilities or instruments;

“Interested Transaction” means, with respect to a Person, any transaction or agreement (including, but not limited to, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with any Affiliate of such Person;

“Limited Partner” means a limited partner of the Partnership;

“Limited Partner Interest” means the interest of a Limited Partner in the Partnership;

“Major Decisions” has the meaning set forth in Section 5.3(a);

“Mediation Termination” has the meaning set forth in Section 10.6(b);

“Partners” means the partners of the Partnership;

“Partnership” means Carrier Enterprise Canada, L.P.;

“Partnership Agreement” means the amended and restated limited partnership agreement relating to the Partnership made as of the date hereof between Watsco, Carrier and the Corporation, as such agreement may be amended or supplemented from time to time;

“Partnership Assets” has the meaning ascribed thereto in the Partnership Agreement;

“Partnership Interest” means, at any time with reference to a Partner, the proportion which the amount of Capital Contributions (as defined in the Partnership Agreement) made by the Partner at such time as recorded in the record of Partners is of the aggregate amount of Capital Contributions so recorded in the names of all Partners at such time;

“Permitted Lien” means a lien, mortgage, pledge, security interest or similar encumbrance of a Shareholder’s Shares granted to a lender or lenders (or agent for a lender or lenders) to secure any obligations under any credit agreements and/or related documents in respect of any loan to the Shareholder and/or any of such Shareholder’s direct or indirect wholly-owned Subsidiaries (or, so long as such Shareholders, directly or indirectly, a wholly-owned Subsidiary of its ultimate parent entity, such ultimate parent entity’s direct or indirect wholly-owned Subsidiaries);

“Permitted Transferee” has the meaning set forth in Section 8.1(c);

“Person” means any natural person or Entity;

“Requisite Shareholders” means Watsco and Carrier; provided, that if (i) the Partnership Interest owned by the Carrier Holders, in the aggregate, ceases to be at least ten percent (10%), Requisite Shareholders shall be deemed to be Watsco, and (ii) the Partnership Interest owned by the Watsco Holders, in the aggregate, ceases to be at least ten percent (10%), Requisite Shareholders shall be deemed to be Carrier;

“Resolution of the Board” means a resolution Approved by the Board;

“Shareholders” means each Person who is admitted as a shareholder of the Corporation and listed on Schedule B and each additional Person who shall hereafter be admitted as a Shareholder hereof in accordance with the provisions of this Agreement;

“Shares” means common shares in the capital of the Corporation as constituted at the date hereof, any other securities into which such common shares may be converted, exchanged, reclassified, redesignated, subdivided, consolidated or otherwise changed from time to time, any securities of any successor corporation to or corporation continuing from the Corporation which such common shares or other securities may be changed into or become as a result of any amalgamation, continuance, merger, consolidation, plan of arrangement or reorganization, statutory or otherwise, and any securities received as a stock dividend or other distribution on or in respect of such common shares or other securities;

“Subsidiary” means, with respect to any Person, (i) any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries, and (ii) any other Person, including but not limited to a joint venture, a general or limited partnership or a limited liability Corporation, in which such Person, directly or indirectly through one or more Subsidiaries, at the time owns at least fifty percent (50%) or more of the ownership interests entitled to vote in the election of managing partners, managers or trustees thereof (or other Persons performing such functions) or acts as the general partner, managing Shareholder, trustee (or Persons performing similar functions) of such other Person;

“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.), the Income Tax Application Rules, R.S.C. 1985, c. 2 (5th Supp.), and the Income Tax Regulations, C.R.C., c. 945, in each case as amended to the date of this Agreement;

“Transfer” means the voluntary or involuntary sale, assignment, transfer (by gift or otherwise), lien, mortgage, pledge, grant of a security interest, encumbrance, hypothecation, grant of a participation interest or other disposition or conveyance of legal or beneficial interest, directly or indirectly, whether in one transaction or in a series of related transactions;

“Transferee” means any Person that is a transferee of Shares in the Corporation;

“Transferor” means any Shareholder that proposes to Transfer or does Transfer Shares in the Corporation;

“Watsco Credit Facility” means the Revolving Credit Facility dated as of August 3, 2007 among Watsco, Inc., Bank of America, N.A., as Administrative Agent, Bank of America, N.A., as Swingline Lender and Issuing Bank, and the Lenders referred to therein, as amended by Amendment No. 2 to the Revolving Credit Facility dated March 30, 2011;

“Watsco Deciding Shareholder” means Watsco or, if Watsco has Transferred its Shares to a Permitted Transferee in accordance with the terms of this Agreement, its Permitted Transferee;

“Watsco Holders” means Watsco and any direct or indirect wholly-owned Subsidiary of Watsco’s ultimate parent entity that is Transferee of Shares pursuant to Section 8.1(c); and

“Watsco Scale-Down Partnership Interest” has the meaning set forth in Section 3.2(a).

1.2 Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article”, “Section”, “Schedule” or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Schedule or Exhibit to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean including without limitation;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)	all dollar amounts refer to Canadian dollars;

(i)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(j)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day; and

(k)	unless specified as being a Business Day, any reference to day means a calendar day.

1.3 Time of Essence

Time shall be of the essence of this Agreement.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1 Business of the Corporation

The business of the Corporation is hereby agreed to be limited to carrying out the responsibilities of the general partner of the Partnership as described in the Partnership Agreement, and engaging in any activities directly or indirectly related thereto. As general partner, the Corporation agrees to be bound by all the provisions of the Partnership Agreement as a party thereto.

2.2 Filings

The Shareholders and the Corporation promptly shall execute and deliver such documents and perform such acts consistent with the terms of this Agreement as may be reasonably necessary to comply with the requirements of law for the qualification and continuation of existence of the Corporation under the laws of each jurisdiction in which the Corporation shall conduct business or to carry out the intentions of this Agreement.

2.3 Interested Transactions

The Corporation, the Partnership and any of their Subsidiaries may engage in any Interested Transaction so long as the following conditions are satisfied: (a) the Interested Transaction is not expressly prohibited by this Agreement and, if Major Decisions then require the affirmative vote or consent of the Requisite Shareholders pursuant to the terms of Section 5.3(a), the Interested Transaction has been approved in accordance with Section 5.3; and (b) either (i) the Interested Transaction is in the ordinary course of business at prices and on terms and conditions not less favorable to the Corporation, the Partnership or either of their respective Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties or (ii) the Interested Transaction is with Carrier or any of its Affiliates. The parties acknowledge that the transactions contemplated in the Asset Purchase Agreement and the Ancillary Agreements in each case satisfy the conditions specified in this Section 2.3.

2.4 Review of Corporate Records

Each Shareholder shall be entitled from time to time, during usual business hours on reasonable notice to the Corporation, to examine (or cause its representatives to examine) the minute books of the Corporation.

2.5 Registered Office

The Corporation’s registered office is 44 Chipman Hill, Suite 1000, St. John, New Brunswick. At any time, the registered office may be changed with the Approval of the Board, provided that the registered office shall be in the Province of New Brunswick.

2.6 Principal Place of Business

The principal place of business of the Corporation is 1515 Drew Road, Mississauga, Ontario. At any time, the Corporation’s principal place of business may be changed with the Approval of the Board.

ARTICLE 3

BOARD OF DIRECTORS

3.1 Authority of the Board

Except as otherwise provided in this Agreement, the business and affairs of the Corporation shall be controlled, directed and managed exclusively by the Board. Except when the Approval of the Shareholders (or the Requisite Shareholders) is expressly required by the Act, the Articles or this Agreement, the Board shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Corporation, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Corporation’s business, property and affairs. The Board shall be responsible, without limitation, at its meetings for (i) review of the performance by the Corporation’s management, (ii) review, approval and update of the Partnership’s annual operating plan and the Partnership’s needs and requirements for growth and development of market share, (iii) review of the Partnership’s financial performance, business issues and opportunities, (iv) distributions, and (v) review of leadership and succession, in each case subject to Section 5.3.

3.2 Composition of the Board

(a) For so long as the Partnership Interest held by the Carrier Holders, in the aggregate, is at least twenty percent (20%) (the “Carrier Scale-Down Partnership Interest”)

and the Partnership Interest held by the Watsco Holders, in the aggregate, is at least fifty percent (50%) (the “Watsco Scale-Down Partnership Interest”), the Board shall be composed of five (5) Directors, of whom two (2) Directors shall be designated by the Carrier Deciding Shareholder and three (3) Directors shall be designated by the Watsco Deciding Shareholder. Notwithstanding the forgoing, the number of Directors constituting the entire Board may be increased or decreased beyond the number set forth above from time to time by Approval of the Board, subject to Section 5.3; provided that, so long as the Partnership Interest of the Carrier Holders is equal to or greater than the Carrier Scale-Down Partnership Interest, in the case of any increase or decrease in the number of Directors constituting the entire Board, the composition of the Board shall be adjusted to provide the Carrier Deciding Shareholder with the right to designate the whole number (rounding up) of Directors that is closest to forty percent (40%) of the entire Board.

(b) Following such time as the Partnership Interest held by the Carrier Holders is less than the Carrier Scale-Down Partnership Interest, the number of Directors designated by the Carrier Deciding Shareholder shall be reduced to the whole number (rounding up) of Directors that is closest to the product of (i) the Partnership Interest held by the Carrier Holders at such time and (ii) the number of Directors constituting the entire Board. Any Directors with respect to whom the Carrier Deciding Shareholder’s designation rights are terminated pursuant to this Section 3.2(b), shall be removed from the Board as of the date of such termination of such designation rights. In such event, the replacements of such removed Directors shall be determined by the Approval of the Shareholders.

(c) Following such time as the Partnership Interest held by the Watsco Holders is less than the Watsco Scale-Down Partnership Interest, the Watsco Deciding Shareholder shall only be entitled to designate the whole number (rounding up) of Directors that is closest to the product of (i) the Partnership Interest held by the Watsco Holders at such time and (ii) the number of Directors constituting the entire Board. Any Directors with respect to whom the Watsco Deciding Shareholder’s designation rights are terminated pursuant to this Section 3.2(c), shall be removed from the Board as of the date of such termination of such designation rights. In such event, the replacements of such removed Directors shall be determined by the Approval of the Shareholders.

3.3 Resignation and Removal

(a) Subject to Section 3.2, any Director may resign at any time by giving written notice of his or her resignation to the Board. A resignation shall take effect at the time specified therein or if no time is specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

(b) Each Shareholder may require the removal of any Director designated by it at any time, with or without cause, by delivering written notice to the other Shareholders and the Chairman of the Board. Following receipt of such notice, each of the Shareholders shall forthwith execute such resolutions or other instruments (or request their designees to the Board to execute such resolutions or instruments) as may be necessary or desirable to give effect to such removal and to fill any resulting vacancy in accordance with Section 3.3(c).

(c) If there is a vacancy on the Board resulting from the removal or resignation, death, retirement or disability of a Director, the Shareholder that designated such Director shall be entitled to designate a replacement Director upon written notice to the other Shareholders and the Chairman of the Board. If such Shareholder fails to fill the vacancy, the directorship will remain vacant until such time that a replacement is designated by the Shareholder who designated such Director and the requisite resolution is passed by the Board or Shareholders in accordance with Section 3.3(b).

3.4 Compensation

Subject to Section 5.3, as Determined by the Board, the Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Shareholders of special or standing committees may be allowed like compensation for attending committee meetings.

3.5 Meetings of the Board

(a) Quarterly Meetings; Calling of Meetings; Notice. The Board shall hold regular meetings at such times as may be specified by it but no less often than quarterly. Special meetings of the Board may be called at any time and for any purpose or purposes by (i) the President or his designee, (ii) by Resolution of the Board in which at least a majority of all Directors call for such meeting, (iii) by any Shareholder. Subject to the notice provisions set forth in Section 10.3, notice of the place, date and hour of each meeting of the Board will be given by registered or certified mail, by nationally recognized overnight delivery service, by telephone (which shall be deemed given upon oral acknowledgment by the Director receiving notice), by facsimile or by personal delivery, or by email, to each Director entitled to vote at the meeting, not fewer than three (3) Business Days prior to the meeting, and in any case not more than thirty (30) days prior to the meeting. A notice shall state, in general terms, the purpose or purposes for the calling of a meeting. If such notice is mailed, emailed or sent by overnight delivery service, it will be directed to each Director at such Director’s address as it appears on the record of Directors, or, if a Director had filed with the Corporation a written request that notices to such Director be sent to some other address, then directed to such Director at such other address. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes of such meeting, whether before or after the meeting, or who participates in the meeting without protesting, prior to the commencement of such Director’s participation in the meeting, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Corporation records or made a part of the minutes of the meeting.

(b) Time and Place of Meetings. Meetings of the Board may be held at any place which has been designated in the notice of the meeting or at such place as may be Approved by the Board.

(c) Quorum. A majority of Directors shall constitute a quorum of the Board for the transaction of business. The Directors present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum.

(d) Adjourned Meetings. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of such adjournment shall be given prior to the time the adjourned meeting is to be resumed to all Directors who were not present at the time of the adjournment.

(e) Telephonic Participation by Directors at Meetings. Directors may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can hear one another. Participation in a meeting in such manner constitutes presence in person at such meeting.

(f) Approval of the Board

(i)	At a Meeting. Unless specifically provided otherwise by law or this Agreement, whenever the Board is entitled to vote on any matter or exercise any power under this Agreement, such matter shall be considered approved or consented to upon the receipt of the affirmative vote of at least a majority of all Directors entitled to vote thereon, with each Director having one (1) vote. Except in such person’s capacity as an officer of the Corporation, no Director acting individually shall have the authority or right to act on behalf of, or to take any action to bind, the Corporation in connection with any matter, except as provided in this Agreement.

(ii)	Conduct of Disputes. Notwithstanding anything to the contrary in this Agreement, (A) only Directors designated by Watsco shall be entitled to vote on any matter relating to the conduct and settlement of any claim, action, suit, proceeding or dispute between the Corporation, and/or any of its Subsidiaries, on the one hand and Carrier, and/or any of its Affiliates, on the other hand, and (B) only Directors designated by Carrier shall be entitled to vote on any matter relating to the conduct and settlement of any claim, action, suit, proceeding or dispute between the Corporation, and/or any of its Subsidiaries, on the one hand and Watsco, and/or any of its Affiliates, on the other hand.

(iii)	By Written Resolution. Any action required or permitted to be taken by the Board may be taken by the Directors without a meeting, if a resolution in writing, setting forth the action so taken, is signed by all Directors.

(iv)	Matters Requiring Approval. The Corporation and the Partnership may not, without Approval of the Board, engage, directly or indirectly, including, through one or more Subsidiaries of the Corporation or the Partnership, and shall cause the Partnership and such Subsidiaries not to engage, in any transaction or series of related transactions or take any action, which if engaged in or taken by a corporation under the Act would require action by the board of directors of that corporation, other than transactions in the ordinary course of the Corporation’s or the Partnership’s business.

3.6 No Exclusivity of Duty to Corporation

Except as otherwise provided herein, no Director shall be required to serve on the Board as his or her sole and exclusive function and such Director may engage in or possess any interest in another business or venture of any nature and description, independently or with others, to the fullest extent permitted by law, and neither the Corporation nor any Shareholder shall have any rights in or to any such independent ventures or the income or proceeds derived therefrom. Directors shall not incur any liability to the Corporation or to any of the Shareholders as a result of engaging in any other business or venture to the fullest extent permitted by law. Any Director shall be able to transact business or enter into agreements with the Corporation to the fullest extent permitted by law, subject to the terms and conditions of this Agreement.

3.7 Equity Plans

Subject to Section 5.3, the Board is authorized to (i) adopt such equity option plans, restricted equity plans and other rights plans as it shall deem necessary from time to time and (ii) grant such options, equity interests and other rights under such plans to such persons, including officers, directors, employees, consultants and others, as the Board may Approve.

ARTICLE 4

OFFICERS

4.1 Appointment and Removal of Officers

(a) The Board shall Approve the appointment of the officers of the Corporation on an annual basis. The officers of the Corporation shall consist of a President, a Chief Financial Officer, a Secretary and other officers, including one or more Vice Presidents, and assistant and subordinate officers as the Board may deem necessary, each of whom shall hold their offices for one-year terms and shall exercise such powers and perform such duties as shall be Determined from time to time by the Board until their successors are appointed and qualified. Any officer or agent selected or appointed by the Board may be removed at any time, with or without cause, by Resolution of the Board. Vacancies of officer positions shall be filled by Approval of the Board. The salaries, other compensation and business expense reimbursement of all officers and agents of the Corporation shall be Determined and fixed by the Board. Unless otherwise expressly approved herein, subject to Approval of the Board, any two or more offices may be held by the same Person.

(b) In addition, notwithstanding anything to the contrary contained herein, an officer may not be removed without cause unless by Resolution of the Board in which at least a majority of all Directors approve the removal.

4.2 Chairman of the Board

The Board shall appoint a Director to act as Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Shareholders and of the Board at which he is present, subject to the ultimate authority of the Board to appoint an alternate presiding officer at any meeting. The Chairman of the Board may be an officer of the Corporation if so designated by the Board and shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Board.

4.3 President

The President shall have general supervision and control over, and responsibility for, the day-to-day operations of the Corporation, subject to the ultimate authority of the Board, and shall have such other powers and shall perform such other duties as may from time to time be assigned to him or her by the Board. The initial President shall be the person Determined by the Requisite Shareholders. The initial President shall serve for a one-year term commencing on the date of execution hereof unless the Requisite Shareholders agree otherwise.

4.4 Chief Financial Officer

The Chief Financial Officer shall have such other powers and shall perform such other duties as may from time to time be assigned to the Chief Financial Officer by the President and by the Board. The initial Chief Financial Officer shall be the person Determined by the Requisite Shareholders. The initial President shall serve for a one-year term commencing on the date of execution hereof unless the Requisite Shareholders agree otherwise.

4.5 Vice Presidents

One or more Vice Presidents shall perform such duties and have such powers as may from time to time be assigned to them by the President or the Board. In the absence or disability of the President, the President’s duties will be performed and powers may be exercised by one or more such Vice Presidents, as will be designated by the Board.

4.6 Secretary

The Secretary will attend all meetings of the Shareholders and the Board will record all votes and the minutes of all proceedings in a book to be kept for that purpose, unless the Shareholders or the Board, as applicable, designate another person for such purpose. Unless otherwise provided in this Agreement, the Secretary will attend to the giving of notice of all meetings of the Shareholders and the Board, have custody of the Corporation’s seal, if any, and, when authorized by the Board, will have authority to affix the same to any instrument and, when so affixed, it will be attested by the Secretary’s signature or by the signature of the President, the Chief Financial Officer or an Assistant Secretary.

4.7 Authority and Duties of the Officers

The Shareholders hereby grant authority and responsibility for the day-to-day operation of the business and affairs of the Corporation to the officers. Any action required by this Agreement to be performed by the Corporation shall be deemed to have been taken by the Corporation if such action is Approved by the Board and taken or approved by the President or other authorized officer, unless otherwise indicated in this Agreement. The officers, to the extent of their powers set forth in this Agreement or in a Resolution of the Board, are agents of the Corporation for the purposes of the Corporation’s business, and the actions of the officers taken in accord with such powers shall bind the Corporation. Any agreement, deed, lease, note or other document or instrument executed on behalf of the Corporation by the President or other authorized officer as Approved by the Board, shall be deemed to have been duly executed; no other person’s signature shall be required in connection with the foregoing and third parties shall be entitled to rely upon the President’s or other authorized officer’s power to bind the Corporation without otherwise ascertaining that the requirements of this Agreement have been satisfied. Notwithstanding the foregoing grant of authority to the officers, no act shall be taken, sum expended, decision made or obligation incurred by the officers (a) which requires for its authorization and/or implementation, the vote, approval or consent of Shareholders pursuant to the Act, or (b) which constitutes a matter designated for Approval of the Board or the Shareholders under this Agreement.

ARTICLE 5

SHAREHOLDERS

5.1 Power of Shareholders

Except as expressly provided in this Agreement or the Act, no Shareholder shall take any part in the management of the business or transact any business for the Corporation or shall have any power, solely in its capacity as a Shareholder, to sign for, act for, bind, or assume any obligation or responsibility on behalf of, any other Shareholder or the Corporation; provided, however, that the Shareholders shall have the voting and approval rights as described in this Agreement and as provided under the Act. Except as specifically provided in this Agreement, with respect to any action of the Corporation submitted to a vote of the Shareholders, any Shareholder may vote or refrain from voting for or against any such action of the Corporation, in such Shareholder’s sole and absolute discretion.

5.2 Other Activities

(a) Any Shareholder may engage in or possess any interest in another business or venture of any nature and description, independently or with others, and neither the Corporation nor any other Shareholder shall have any rights in or to any such independent ventures or the income or proceeds derived therefrom. Any Shareholder shall be able to transact business or enter into agreements with the Corporation to the fullest extent permissible under the Act, subject to the terms and conditions of this Agreement.

(b) If a Shareholder (or any Director appointed by such Shareholder) acquires knowledge of a potential transaction or matter which may be a business opportunity for both such Shareholder and the Corporation or another Shareholder, such Shareholder (and its Director designees) shall, to the fullest extent permitted by law, have no duty to communicate or offer such business opportunity to the Corporation or any other Shareholder and shall not, to the fullest extent permitted by law, be liable to the Corporation or the other Shareholders for breach of any duty (including, fiduciary duties) as a Shareholder or Director of the Corporation by reason of the fact that such Shareholder or Director pursues or acquires such business opportunity for itself, directs such opportunity to another Person, or does not communicate information regarding such opportunity to the Corporation.

(c) In connection with the exercise of any voting rights pursuant to this Agreement, a Shareholder may consider its own best interests when determining how to cast its vote and shall in no event shall have or be deemed to have any fiduciary duty to any other Shareholder or to the Corporation.

(d) No Shareholders or any of its Affiliates shall transmit to the public any press releases or other written statements concerning material developments in the Corporation’s, the Partnership’s and its Subsidiaries’ businesses without the prior written consent (not to be unreasonably withheld or delayed) of the other Shareholders.

5.3 Actions Requiring Approval of the Requisite Shareholders

(a) Notwithstanding anything in this Agreement to the contrary, for so long as the Partnership Interest owned by the Carrier Holders, in the aggregate, or the Watsco Holders, in the aggregate, is at least twenty percent (20%), the Board shall not, and shall cause the Corporation, the Partnership and their respective Subsidiaries not to, take, cause to be taken, or agree to or authorize, any of the following actions (each, a “Major Decision” and collectively, the “Major Decisions”), without the affirmative vote or consent of the Requisite Shareholders (it being understood that the thresholds below shall apply to the Corporation, the Partnership and their respective Subsidiaries in the aggregate):

(i)	the entry into any new line of business outside of its existing business, including but not limited to any change in the scope of the business purpose of the Partnership beyond the sale of HVAC/R Products or the Corporation beyond being the general partner of the Partnership;

(ii)	the entry into an agreement to effect, or, in the absence of such an agreement, the consummation, of any merger, sale of all or substantially all of the assets of the Corporation, the Partnership and their Subsidiaries, consolidation, reorganization, joint venture or alliance involving a material amount of assets of the Corporation, the Partnership or any of their Subsidiaries, or similar transaction;

(iii)	the entry by the Corporation, the Partnership or any of their Subsidiaries into an agreement to effect, or, in the absence of such an agreement, the consummation of any acquisition (A) with an aggregate purchase price (including the assumption of liabilities) in excess of $5 million in the aggregate in any Fiscal Year or (B) reasonably expected to generate cash flow in excess of $1 million in the aggregate in any Fiscal Year;

(iv)	any divestiture, sale or other disposal by the Corporation, the Partnership or any of their Subsidiaries of any investments, properties or assets in a single transaction or a series of related transactions in excess of $5 million in the aggregate in any Fiscal Year;

(v)	the incurrence or assumption of any Indebtedness or other obligation with respect to any such Indebtedness by the Corporation, the Partnership or any of their Subsidiaries other than (A) in the ordinary course of the business or (B) amounts not in excess of $25 million in the aggregate outstanding at any given time;

(vi)	the creation or imposition of any lien, mortgage or encumbrance on any properties or assets of the Corporation, the Partnership or any of their Subsidiaries in excess of $25 million in the aggregate at any given time;

(vii)	the incurrence or assumption of any Indebtedness by the Corporation, the Partnership or any of their Subsidiaries that provides for lender(s) to have recourse to the Shareholders or the Partners;

(viii)	the issuance, sale, repurchase, or redemption of any equity interest, any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, or any warrants or options to acquire, any such shares, interests, voting securities or convertible securities of the Corporation, the Partnership or any of their Subsidiaries;

(ix)	the making of any capital expenditures by the Corporation, the Partnership or any of their Subsidiaries in excess of $25 million in the aggregate during any Fiscal Year;

(x)	except as otherwise expressly provided herein or in the Partnership Agreement, any amendment or modification to the terms of this Agreement, the Partnership Agreement or any material terms of any other governance document of the Corporation, the Partnership or any of their Subsidiaries or any material terms of any security issued by the Corporation, the Partnership or any of their Subsidiaries;

(xi)	the entry by the Corporation, the Partnership or any of their Subsidiaries into any Interested Transaction other than the transactions contemplated in the Asset Purchase Agreement and the Ancillary Agreements;

(xii)	the entry into any “non-compete” or any other agreement or the taking of any action that would purport to limit or could reasonably be expected to limit, the freedom of the Corporation, the Partnership or any of their Subsidiaries or Affiliates that they control to compete freely in any line of business or in any geographic area;

(xiii)	the filing of a prospectus qualifying the offering of securities of the Corporation, the Partnership or any of their Subsidiaries in any province or territory in Canada or the filing of a registration statement under the Securities Act of 1933, as amended;

(xiv)	the entry into (and any amendment, alteration or cancellation of) by the Corporation, the Partnership or any of their Subsidiaries of any contract (other than contracts entered into, amended, altered or cancelled in the ordinary course of business), involving the commitment or transfer of value in excess of $1 million in the aggregate in any Fiscal Year;

(xv)	(A) the commencement of a voluntary case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to the Corporation, the Partnership or any of their Subsidiaries, or seeking to adjudicate the Corporation, the Partnership or any such Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Corporation, the Partnership or any such Subsidiary or the Corporation’s, the Partnership’s or any such Subsidiary’s debts, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for the Corporation, the Partnership or any such Subsidiary or for all or any substantial part of the Corporation’s, the Partnership’s or any such Subsidiary’s assets, or (B) the making of a general assignment for the benefit of the Corporation’s, the Partnership’s or any such Subsidiary’s creditors;

(xvi)	the commencement of any termination, plan of liquidation or dissolution or winding-up of the business and affairs of the Corporation, the Partnership or any of their Subsidiaries, or the selection of any Liquidating Trustee;

(xvii)	any change to the name of the Corporation, the Partnership or any of their Subsidiaries;

(xviii)	the increase or decrease of the number of Directors constituting the entire Board; and

(xix)	any material change in any accounting methods or practices of the Corporation, the Partnership or any of their Subsidiaries, except as required by GAAP or as is necessary for conformity with any change in accounting methods or practices of Watsco that is required by GAAP.

(b) For the avoidance of doubt, the Corporation shall cause the Partnership and its Subsidiaries not to, at any time, take any action or effect any transaction, or enter any agreement to take any action or effect any transaction, to which the prior approval provisions of Section 5.3(a) apply, unless such action or transaction has been approved by the Requisite Shareholders of the Corporation in accordance with the provisions of Section 5.3(a).

(c) No Shareholder shall, and shall ensure that its Affiliates (other than the Corporation, the Partnership and their respective Subsidiaries) do not, at any time, take any action or effect any transaction, or enter any agreement to take any action or effect any transaction, binding, on behalf of, or in relation to, the Corporation, the Partnership or any of their Subsidiaries, which action or transaction, if undertaken by the Corporation, the Partnership or any of their Subsidiaries, would require the prior approval under Section 5.3(a) or Section 5.3(b) unless such action or transaction has been approved by the Requisite Shareholders of the Corporation in accordance with the provisions of Section 5.3(a).

5.4 Meetings of Shareholders

(a) Calling of Meetings; Notice. Subject to the Act, Meetings of the Shareholders may be called at any time and for any purpose or purposes by Resolution of the Board in which at least a majority of all Directors call for such meeting, or by any Shareholder. Subject to the notice provisions set forth in Section 10.3, notice of the place, date and hour of each meeting of the Shareholders will be given by registered or certified mail, by nationally recognized overnight delivery service, by telephone (which shall be deemed given upon oral acknowledgment by the Shareholder receiving notice), by facsimile or by personal delivery or by email, to each Shareholder entitled to vote at such meeting, not fewer than five (5) Business Days prior to the meeting, and in any case not more than thirty (30) days prior to the meeting. A notice shall state, in general terms, the purpose or purposes for the calling of a meeting. If such notice is mailed, emailed or sent by overnight delivery service, it will be directed to each Shareholder at such Shareholder’s address as it appears on the record of Shareholders, or, if a Shareholder had filed with the Corporation a written request that notices to such Shareholder be sent to some other address, then directed to such Shareholder at such other address. Notice of a meeting need not be given to any Shareholder who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes of such meeting, whether before or after the meeting, or who participates in the meeting without protesting, prior to the commencement of such Shareholder’s participation in the meeting, the lack of notice to such Shareholder. All such waivers, consents and approvals shall be filed with the Corporation records or made a part of the minutes of the meeting.

(b) Time and Place of Meetings. Meetings of the Shareholders may be held at any place which has been designated in the notice of the meeting or at such place as may be Determined by the Board from time to time.

(c) Quorum. Except as otherwise provided by this Agreement, at all meetings, all Shareholders will be required for and will constitute a quorum for the transaction of business. The Shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum.

(d) Adjourned Meetings. Shareholder(s) holding at least a majority Partnership Interest calculated with reference to all Shareholders present, whether or not a quorum is present, may adjourn any meeting to another time and place. At any such adjourned meeting at which a quorum will be present, any business may be transacted that might have been transacted at the meeting as originally called. If the meeting is adjourned for more than twenty-four (24) hours, notice of such adjournment shall be given prior to the time the adjourned meeting is resumed to all Shareholders who were not present at the time of the adjournment.

(e) Telephonic Participation by Shareholders at Meetings. Shareholders may participate in a meeting through the use of conference telephone or similar communications equipment, so long as all Shareholders participating in such meeting can hear one another. Participation in a meeting in such manner constitutes presence in person at such meeting.

(f) Approval of Shareholders.

(i)	At a Meeting. Unless specifically provided otherwise in this Agreement, whenever the Shareholders are entitled to vote on any matter under the Act or this Agreement, such matter shall be considered approved or consented to upon the receipt of the affirmative vote at a meeting at which a quorum is present, of the Shareholder(s) holding at least a majority Partnership Interest calculated with reference to all Shareholders entitled to vote thereon at such meeting; provided that any Major Decision shall be considered approved or consented to only as provided by Section 5.3(a).

(ii)	By Written Resolution. Unless specifically provided otherwise in this Agreement, any action required or permitted to be taken by the Shareholders may be taken by the Shareholders without a meeting, if a resolution in writing, setting forth the action so taken, is signed by all Shareholders.

5.5 Proxies

Each Shareholder holding Shares entitled to vote at a meeting of Shareholders or to express consent or dissent without a meeting may authorize another Person or Persons to act for such Shareholder by proxy. Without limiting the manner in which a Shareholder may authorize another Person to act for such Shareholder as proxy, a writing which has been executed by such Shareholder and entered into the books and records of the Corporation, shall be a valid means by which a Shareholder may grant such authority. Each proxy is revocable at the pleasure of the Shareholder executing it, except in those cases where a proxy is made irrevocable and an irrevocable proxy is permitted by the Act.

5.6 No Liability

(a) No Shareholder shall be liable, responsible or accountable in damages or otherwise to the Corporation or to any other Shareholder for (i) any act performed within the scope of the authority conferred on the Shareholders by this Agreement except for the wilful misconduct of such Shareholder in carrying out the obligations of such Shareholder hereunder, (ii) such Shareholder’s failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, or (iii) such Shareholder’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel.

(b) The debts, obligations, expenses and liabilities of the Corporation, whether arising in contract, tort or otherwise, shall be solely the debts, obligations, expenses and liabilities of the Corporation, and no Shareholder or Director shall be obligated personally for any such debt, obligation, expense or liability of the Corporation solely by reason of being a Shareholder or Director. No Shareholder shall be required by this Agreement to loan the Corporation any funds or otherwise provide any financial or credit support.

5.7 Nature of Obligations between Shareholders

Except as otherwise expressly provided herein, nothing contained in this Agreement shall be deemed to constitute any Shareholder an agent or legal representative of any other Shareholder or to create any fiduciary relationship for any purpose whatsoever, apart from such obligations between the Shareholders of a corporation as may be created by the Act. Except as otherwise expressly provided in this Agreement, a Shareholder shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Shareholder or the Corporation.

5.8 Non-Solicitation

(a) Each Shareholder will not and from and after the date hereof will cause its Affiliates (other than the Corporation and the Corporation’s Subsidiaries) not to, without the prior written approval of the Requisite Shareholders, directly or indirectly, hire or solicit, encourage, entice or induce to terminate his or her employment with the Corporation or any of the Corporation’s Subsidiaries any person who is an employee of the Corporation or any Corporation Subsidiary at the date hereof or at any time hereafter.

(b) Notwithstanding anything to the contrary in this Agreement, in the event, and from the date, that a party is no longer a Shareholder hereunder, the provisions of this Section 5.8 shall survive for a period of three (3) years.

5.9 Representations and Warranties of Shareholders

Each of the Shareholders hereby represents and warrants with each other Shareholder and the Corporation that:

(a)	there are no consents or approvals of any Governmental Authority or third parties that are required for the execution and delivery of this Agreement other than those, if any, that have been obtained;

(b)	neither the entering into nor the delivery of this Agreement nor the execution and performance of its obligations and covenants provided or contemplated by this Agreement will conflict with or constitute a default or breach under any of its constating documents, rules, by-laws or under any law, rule or regulation to which it is subject;

(c)	the execution and delivery of this Agreement shall not constitute or cause a default under any contract or agreement by which it is bound;

(d)	no agreement or obligation exists that restricts its ability to perform its obligations under this Agreement;

(e)	there is no litigation, action or proceeding to which it is party that if adversely determined could have an adverse effect on, or enjoin, restrict or otherwise prevent, the consummation of any of the transactions contemplated by this Agreement or its ability to perform its obligations under this Agreement;

(f)	this Agreement and all related agreements, instruments and documents to be executed and delivered by it as of the date of this Agreement have been duly authorized, executed and delivered by it and constitute valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with its and their terms in all material respects;

(g)	it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly authorized and qualified to do all things required of it under this Agreement and any agreement executed in connection with the transactions herein contemplated; and

(h)	it has the capacity and authority to enter into this Agreement and nothing prohibits or restricts the right or ability of it to carry out the terms hereof.

ARTICLE 6

SHARES

6.1 Initial Shareholdings

The parties acknowledge and agree that on the date of this Agreement, Watsco and Carrier hold the number and the type of Shares set forth opposite their respective names in Schedule B.

6.2 Certificates.

Each certificate representing Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, or such similar legend as may be specified in any other agreement with the Corporation:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE SHAREHOLDERS’ AGREEMENT OF CARRIER ENTERPRISE CANADA (G.P.), INC. (AS AMENDED FROM TIME TO TIME) AMONG CARRIER ENTERPRISE CANADA (G.P.), INC. AND ITS SHAREHOLDERS AND, AMONG OTHER THINGS, MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH SUCH TRANSFER RESTRICTIONS. COPIES OF THE AFORESAID AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.

If a share certificate is lost or destroyed, the Secretary shall cancel the certificate so lost or destroyed upon receiving a sworn declaration of the Shareholder recorded in the Corporation’s books as the holder of the certificate, as to such loss or destruction, and reissue a replacement share certificate to the Shareholder.

ARTICLE 7

BOOKS AND RECORDS; TAX MATTERS

7.1 Books and Records

(a) The Corporation shall maintain, at its principal place of business, separate books of account for the Corporation that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Corporation business in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Notwithstanding any provision to the contrary of the Act, such books of account, together with this Agreement and the Articles, shall at all times be maintained at the principal place of business of the Corporation. In addition to any other rights specifically set forth in this Agreement, each Shareholder shall have access to all information to which a Shareholder is entitled to have access pursuant to the Act. The Corporation shall maintain its books of account and its records in accordance with applicable laws.

(b) A Shareholder may, at its own expense, use its internal resources, or appoint an accounting firm on behalf of such Shareholder, to audit the accounts of the Corporation and its Subsidiaries and to perform internal controls assessments of the Corporation and its Subsidiaries. The Corporation shall provide reasonable cooperation and complete access to the books and records, including, original expense reports, invoices, contracts, and other original records and documents, to such auditor provided, that, if the auditor is a third party, such auditor executes an appropriate confidentiality agreement and undertakes to keep such records confidential and withhold from unaffiliated third parties the information disclosed during the course of this audit, except as is otherwise required by applicable law. Such audits and assessments may be conducted at any time with or without prior notice.

7.2 Reporting Requirements

The Directors shall use reasonable best efforts to cause the preparation and timely filing of all tax returns required to be filed by the Corporation deemed necessary and required by each jurisdiction in which the Corporation does business.

7.3 Financial Information

The Corporation shall furnish to each Shareholder the information to be provided to the Limited Partners pursuant to Section 9.2 of the Partnership Agreement, in accordance with the terms of Section 9.2 of the Partnership Agreement, mutatis mutandis.

ARTICLE 8

TRANSFER OF SHARES

8.1 Transfer of Shares

(a) Restriction on Transfer. Other than pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(e), or a Transfer of Shares approved by the Requisite Shareholders, prior to July 1, 2019, no Transfer or offer to Transfer may be made by a Shareholder of all or any part of such Shareholder’s Shares. In addition, and notwithstanding any other provision of this Agreement, no Transfer of Shares by a Shareholder (other than pursuant to Section 8.1(e)) may be made pursuant to this Agreement unless such Transfer is accompanied by a concurrent conveyance by such Shareholder or an Affiliate of such Shareholder, as the case may be, of its entire Partnership Interest pursuant to the provisions of the Partnership Agreement. Nothing herein shall be deemed to prevent a change of control of, or any other transfer of capital stock or other equity interests in, a Watsco Holder or a Carrier Holder, provided, that any such transaction does not primarily involve a change of control of, or any other transfer of capital stock or other equity interests in, a Watsco Holder or a Carrier Holder, when such Watsco Holder’s or Carrier Holder’s assets are primarily composed of Shares.

(b) Concurrent Transfer of Partnership Interest. If a Shareholder or its Affiliate sells its entire Partnership Interest pursuant to the Partnership Agreement, such Shareholder shall concurrently with such sale sell to the purchaser of such Partnership Interest (or an Affiliate thereof, as directed by the purchaser), all of such Shareholder’s Shares for the aggregate purchase price of $1.00 per Share, such sale to be completed concurrently with the completion of the sale of the Partnership Interest in accordance with the Partnership Agreement.

(c) Intra-group Transfers. Each Shareholder shall have, and at all times retain the right to Transfer, all or any portion of such Shareholder’s Shares, and the rights granted under this Agreement relating to such Shareholder, to such Shareholder’s wholly-owning ultimate parent entity or to any direct or indirect wholly-owned Subsidiary of such Shareholder’s wholly-owning ultimate parent entity (each, a “Permitted Transferee”); provided, that if any Permitted Transferee ceases to be such a wholly-owned Subsidiary, it shall no longer be a Permitted Transferee hereunder and all of its Shares, if any, shall be deemed to have been Transferred back to such Shareholder for all purposes hereunder.

(d) Effectiveness. A Transfer of Shares in the Corporation (other than pursuant to Section 8.1(e)) shall be effective only upon satisfaction of the following conditions:

(i)	the Shares so transferred were acquired by means of a Transfer permitted under this Article 8;

(ii)	the Transferee furnishes copies of all instruments effecting the Transfer and such other customary certificates, instruments and documents as the Corporation may reasonably require as necessary and appropriate to memorialize and confirm the Transfer;

(iii)	the Corporation has no reason to believe that the Transfer of Shares is not being made in compliance with applicable securities laws or will subject the Corporation to additional regulation of any kind;

(iv)	the Transferee shall have agreed in writing with the other Shareholder and the Corporation to assume and be bound by all the obligations of the Transferor pursuant to this Agreement arising from and after the date of such Transfer, and to be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement, which agreement shall be in the form of Schedule A; and

(v)	the Transferee, or an Affiliate of the Transferee, acquires ownership of the entire Partnership Interest of the Transferor, or an Affiliate of the Transferor, in accordance with the provisions of the Partnership Agreement.

(e) Pledges of Shares.

(i)	Notwithstanding any other provision in this Agreement, including the other provisions of this Article 8, a Shareholder shall be entitled to grant a Permitted Lien over its Shares in favor of, any lender or lenders (or agent on behalf of such lender or lenders) pursuant to a bona fide financing transaction.

(ii)	The Shareholders will consent to the Transfer to the lienee under a Permitted Lien of a Shareholder’s Shares that are subject to the Permitted Lien upon the exercise of such lienee’s rights under the Permitted Lien.

(iii)	Carrier acknowledges that Watsco has pledged or will pledge its Shares to, and has granted or will grant a security interest in all of their right, title and interest under this Agreement in favor of, the agent for the lenders under the Watsco Credit Agreement.

(f) Transfers in Violation. No Transfer of Shares, or any part thereof, that is in violation of this Article 8, shall be valid or effective against, or shall bind, the Corporation, and neither the Corporation nor the Shareholders shall recognize the same for the purpose of making allocations, distributions or other payments pursuant to this Agreement with respect to such Shares or part thereof. Neither the Corporation nor the non-transferring Shareholders shall incur any liability as a result of refusing to make any such distributions to the Transferee of any such invalid Transfer, or any other Person, and no such purported Transferee shall have any right to receive allocations or payments of any profits or losses or distributions.

(g) Approvals. The Transfer of Shares under this Article 8 shall be subject to any necessary consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority including, without limiting the generality of the foregoing, the Competition Act (Canada) and the Investment Canada Act.

ARTICLE 9

INDEMNIFICATION

9.1 Liability for Certain Acts

Subject to applicable law, no Shareholders and officers, employees or agents appointed pursuant to this Agreement (each in their capacity as such an “Exculpated Person”) shall be liable, in damages or otherwise, to the Corporation, the Shareholders or their Affiliates, or any other Exculpated Person for any act or omission performed or omitted by them in good faith (including, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation). Neither Shareholder shall bring or cause the Corporation to bring a proceeding against a Director alleging a breach of such Director’s fiduciary duties.

9.2 Indemnification

(a) The Corporation shall indemnify to the fullest extent permitted by law any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), or any appeal thereof by reason of the fact that such Person is or was a Shareholder, Director, an officer, employee or agent of the Board or the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person (any such Person in their capacity as such, a “Covered Person”), against any losses or damages (including reasonable attorneys’ fees and any amount expended in settlement of any claim or loss or damage) actually incurred by such Person in connection with investigating, preparing or defending any such action, suit or proceeding if (i) the Covered Person acted honestly and in good faith with a view to the best interests of the Corporation, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Covered Person had reasonable grounds for believing that such Person’s conduct was lawful.

(b) The Corporation shall indemnify to the fullest extent permitted by law, and shall apply to The Court of Queen’s Bench of New Brunswick as and when it is necessary or desirable to obtain approval to indemnify, any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such Covered Person is or was a Director, an officer, employee or agent of the Board or the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person against any losses or damages (including reasonable attorneys’ fees and any amount expended in settlement of any claim or loss or damage) actually incurred by such Covered Person in connection with investigating, preparing or defending any such action, suit or proceeding if (i) the Covered Person acted honestly and in good faith with a view to the best interests of the Corporation, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Covered Person had reasonable grounds for believing that such Person’s conduct was lawful.

(c) Expenses (including attorneys’ fees) reasonably incurred by any Covered Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding promptly upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be determined upon final adjudication after all possible appeals have been exhausted that such Person is not entitled to be indemnified by the Corporation authorized in this Section 9.2. In addition, any expenses (including attorneys’ fees) reasonably incurred by any Covered Person in enforcing their right to indemnification pursuant to this Section 9.2 shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking by such Covered Person to repay such expenses if it shall ultimately be determined that such Covered Person is not entitled to indemnification by the Corporation.

(d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 9.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, agreement, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(e) The Corporation may purchase and maintain insurance on behalf of any Covered Person against any liability asserted against such Covered Person and incurred by such Covered Person in any such capacity, or arising out of such Covered Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under this Section 9.2, except where (i) in the case of a director or officer of the Corporation, the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation or (ii) in the case of a director or officer of another Person, where the liability relates to his failure to act honestly and in good faith with a view to the best interests of that Person.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 9.2 shall, unless otherwise provided when authorized or ratified, continue as to a Covered Person who has ceased to be a Shareholder, Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

(g) The termination of any civil, criminal, administrative or investigative action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the Covered Person was not entitled to indemnification pursuant to this Section 9.2.

(h) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 9.2 shall survive the termination of this Agreement or dissolution of the Corporation.

(i) Nothing in this Section 9.2 is intended to relieve any Shareholder or any other Person from any liability or other obligation of such Person pursuant to the Asset Purchase Agreement or any Ancillary Agreement, or to in any way impair the enforceability of any provision of such agreements against any party thereto.

(j) Any indemnity under this Section 9.2 shall be provided solely out of, and only to the extent of, the Corporation’s assets, and no Shareholder shall be required directly to indemnify any Covered Person pursuant to this Section 9.2. None of the provisions of this Article 9 shall be deemed to create any rights in favor of any person other than Covered Persons and Exculpated Persons.

ARTICLE 10

MISCELLANEOUS

10.1 Acknowledgement by the Corporation

The Corporation, by its execution hereof, acknowledges that it has actual notice of the terms of this Agreement, consents to this Agreement and covenants with each of the other parties that it will at all times during the continuance of this Agreement give or cause to be given such notices, execute or cause to be executed such deeds, transfers and documents, and do or cause to be done all such acts, matters and things as may from time to time be necessary or conducive to the carrying out of the terms and intent of this Agreement.

10.2 Further Assurances

Each Shareholder agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents as may be reasonably requested by the Corporation, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

10.3 Notices

Any notice to be given hereunder shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

(a) IF TO WATSCO OR THE WATSCO DECIDING SHAREHOLDER:

Watsco, Inc.

2665 South Bayshore Drive

Suite 901

Coconut Grove, FL 33133

Attn: Barry S. Logan,

Senior Vice President

Telecopy No. (305) 858-4492

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

44th Floor

1 First Canadian Place

Toronto, ON M5X 1B1

Attn: Cameron Rusaw

Telecopy No. (416) 863-0871

(b) IF TO CARRIER OR THE CARRIER DECIDING SHAREHOLDER:

c/o Carrier Corporation

One Carrier Place

Farmington, CT 06034-4015

Attn: General Counsel

Telecopy No. (860) 674-3246

With a copy (which shall not constitute notice) to:

Fraser Milner Casgrain LLP

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, ON M5K 0A1

Attn: Matthew Hibbert

Telecopy No. (416) 863-4592

(c) IF TO ANY OTHER SHAREHOLDER

To such addresses reflected in the books and records of the Corporation.

Any Shareholder may designate another addressee (and/or change its address) for notices hereunder by a notice given pursuant to this Section 10.3. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any party shall not be deemed effective with respect to such party until such notice would, but for this sentence, be effective both as to such party and as to all other Persons to whom copies are to be given as provided above.

10.4 Termination

Upon any of the Shareholders ceasing, by virtue of the operation of this Agreement, to be the beneficial owner of Shares, all rights and obligations of such former Shareholder arising under this Agreement shall be at an end, except such rights and other obligations as such Person may, at the time of ceasing to be a beneficial owner of Shares, have become entitled to enforce or become liable for, as the case may be, and subject as aforesaid, on ceasing to be the beneficial owner of Shares, any such Person shall cease to be regarded as a party to this Agreement. This Agreement (other than such rights and obligations as the Shareholders have become entitled to enforce or become liable for) shall terminate and be of no further force and effect upon there being only one Shareholder.

10.5 Confidentiality

Subject to the provisions of this Section 10.5, each Shareholder and its Affiliates shall keep confidential all information, documentation and records obtained from the other Shareholder, the Corporation and the Partnership with respect to the business of the Corporation and the Partnership and the Partnership Assets as well as any information arising out of such Shareholder’s access to the Corporation’s and the Partnership’s records and any records of the Partnership Assets (collectively, the “Confidential Information”), shall not disclose any Confidential Information to any Person and shall only use the Confidential Information for the benefit of the Corporation; provided that, nothing herein contained shall restrict or prohibit any Shareholder from disclosing Confidential Information to the consultants, agents, advisors and solicitors of such Shareholder or its Affiliates or any purchaser of a Share (or a prospective purchaser of a Share) and the consultants, agents, advisors, solicitors and lenders (or prospective lenders) of such purchaser (or prospective purchaser), so long as such Shareholder instructs such Persons to comply with such Shareholder’s obligations under this Section 10.5.

The Confidential Information referred to in this Section shall not include:

(a)	public information or information in the public domain at the time of receipt by a Shareholder or its consultants, agents, advisors, solicitors and permitted assignees;

(b)	information which becomes public information or information in the public domain through no fault or act of a Shareholder or its consultants, agents, advisors, solicitors and permitted assignees; or

(c)	information received by a Shareholder in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent or restrict any Shareholder or any of its Affiliates from disclosing, without the agreement of the other Shareholder: (i) Confidential Information required to be disclosed under any applicable law, regulation or policy governing the business or administration of such Shareholder or such Affiliates (including, without limiting the generality of the foregoing, such Confidential Information as may be required to be disclosed under Section 2.10 of the Partnership Agreement); or (ii) Confidential Information required to be disclosed to its lenders or other creditors or to its shareholders or investors. Any Shareholder disclosing Confidential Information in accordance with this Section 10.5 shall use reasonable efforts to advise the other Shareholder of the details of the required disclosure and obtain the comments of such other Shareholder on the wording of the proposed disclosure prior to making such disclosure and to make such disclosure (to the extent possible) in a manner that ensures the party receiving such disclosure will comply with the provisions of this Section 10.5, mutatis mutandis. The Shareholders also agree to use reasonable efforts to coordinate any news release or other public disclosures in connection with the business of the Corporation or the Partnership.

10.6 Dispute Resolution

(a) Initial Dispute Resolution Procedures. Any dispute, claim or controversy (a “Dispute”) related to or arising out of this Agreement, including, without limitation, any Dispute between the Corporation, Carrier and Watsco, shall be subject to the following dispute resolution procedure: first, such Dispute shall be addressed to the President of Carrier or Senior Vice President of Watsco, as applicable, for discussion and attempted resolution; second, if any such Dispute cannot be resolved by such individuals within twenty (20) Business Days from the date that the Dispute is submitted to such Persons, then such Dispute shall be immediately referred to the appropriate, respective senior officer of each of Carrier or Watsco (or equivalent level person), as applicable, for discussion and attempted resolution; third, if any such Dispute cannot be resolved by such officers within twenty (20) Business Days from the date that the Dispute is submitted to such Persons, then such Dispute shall be immediately referred to the respective Chief Executive Officers of each of Carrier or Watsco (or equivalent level person), as applicable for discussion and attempted resolution; and fourth, if any such Dispute cannot be resolved by such Chief Executive Officers within twenty (20) Business Days from the date that the Dispute is submitted to such Persons, then such dispute shall be immediately referred to non-binding mediation as provided in Section 10.6(b) below.

(b) Mediation. Following the initial dispute resolution procedures set forth in Section 10.6(a), the Parties agree to submit any Dispute to mediation before a neutral mediator in Toronto, Ontario who will be requested to conduct informal, nonbinding mediation of the Dispute. Each Party will work with the other to select an acceptable mediator and to work with the mediator to resolve the Dispute. The mediation process shall continue until the Dispute is resolved or until either the mediator makes a finding that there is no possibility of settlement through the mediation or one of the Parties elects not to continue the mediation (“Mediation Termination”).

(c) Litigation. In the event of a Mediation Termination, then such Dispute shall be resolved through legal action or proceeding in the Ontario Superior Court of Justice - Commercial List located in Toronto, Ontario, or, if the subject matter of the dispute is not eligible for the Commercial List then the Ontario Superior Count of Justice located in Toronto, Ontario and any court of appeal therefrom. Each Party irrevocably submits and attorns to the jurisdiction of such courts located in the Province of Ontario, in any action or proceeding arising out of or relating to this Agreement, and each Party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought or defended in such court; and each Party hereby waives any obligation or requirement to post any security for costs. Each Party agrees that service of process on such Party as provided in Section 10.3 shall be deemed effective service of process on such Party. Service made pursuant to the foregoing sentence shall have the same legal force and effect as if served upon such Party personally within the Province of Ontario, and each Party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(d) Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction) and the federal laws of Canada applicable in such jurisdiction.

10.7 Headings

All titles or captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 No Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable rights benefit or remedy of any nature whatsoever.

10.9 Extension Not a Waiver

No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or the Corporation shall impair or affect the right of such party or the Corporation thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party or of the Corporation, or the obligations of the party to whom such extension or indulgence is granted. The single or partial exercise of any power, remedy or right herein provided or otherwise available to a party or the Corporation shall not preclude any other or further exercise of any power, remedy, or right.

10.10 Advice and Construction

Each Shareholder has been advised, or has had the opportunity to be advised, by respective counsel as to its respective rights and obligations under this Agreement and clearly understands and agrees with all terms and conditions of this Agreement as set forth herein; and the principle of construction against draftsmen shall have no application in the interpretation of this Agreement.

10.11 Specific Performance

The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

10.12 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.13 Assignment

Neither this Agreement nor any rights hereunder may be assigned by operation of law or otherwise without the express written resolution of all the Shareholders, except as permitted pursuant to Article 8.

10.14 Entire Agreement

This Agreement (including the Schedules hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and all prior oral or written agreements relative hereto which are not contained herein are terminated.

10.15 Amendment

(a) Except as otherwise provided in this Section 10.15, this Agreement may be amended only by the written approval of all of the Shareholders.

(b) This Agreement may be amended from time to time by the Board to amend any of the schedules to this Agreement to provide any necessary information regarding any Shareholder.

(c) Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed in accordance with the foregoing, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

10.16 Counterparts

This Agreement may be executed in one or more counterparts (including by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

10.17 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Shareholders and their respective successors and permitted assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first above written.

CARRIER ENTERPRISE CANADA (G.P.), INC.

By:	/s/ Barry S. Logan
Name:	Barry S. Logan
Title:	President and Secretary

WATSCO INTERNATIONAL, LLC

By:	/s/ Barry S. Logan
Name:	Barry S. Logan
Title:	Authorized Signing Authority

CARLYLE SCROLL HOLDINGS, INC.

By:	/s/ Sarah David
Name:	Sarah David
Title:	Authorized Signing Authority

SCHEDULE A

FORM OF ASSUMPTION AGREEMENT

(Section 8.1(d)(iv))

Re:	Shareholders Agreement dated April 27, 2012 governing the affairs of Carrier Enterprise Canada (G.P.), Inc. (the “Shareholders’ Agreement”)

The undersigned (the “Transferee”), the proposed transferee of the Share presently owned by [insert name of transferor] (the “Transferor”), for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Transferee), hereby represents and warrants to the other parties to the Shareholders’ Agreement as to the matters set out in Section 5.9 of the Shareholders’ Agreement and covenants with the other parties to the Shareholders’ Agreement to observe, perform and be bound by, from and after the date the sale of such Share to the Transferee is completed, all the covenants and obligations of the Transferor under the Shareholders’ Agreement, and to be subject to all the restrictions to which the Transferor is subject under the terms of the Shareholders’ Agreement. All capitalized terms used herein shall have the same meaning as in the Shareholders’ Agreement, except as otherwise expressly provided herein.

IN WITNESS WHEREOF the undersigned has executed under seal this agreement.

DATED this     day of

[NAME OF PROPOSED TRANSFEREE]

By:
Name:
Title:

SCHEDULE B

SHAREHOLDERS

Name of Shareholder	Shares Held
Watsco	60 common shares

Carrier	40 common shares